Exhibit 99.2

CONTACTS:

Media:	Bill Mintz	(713) 296-7276
	Robert Dye	(713) 296-6662
Investor:	Tom Chambers	(713) 296-6685
	Rob Rayphole	(713) 296-6160

Website:	www.apachecorp.com
APACHE ANNOUNCES RESULTS OF MERGER CONSIDERATION ELECTIONS
BY MARINER ENERGY STOCKHOLDERS
     Houston, Nov. 15, 2010 — Apache Corporation (NYSE, Nasdaq: APA) today announced the final results of the merger consideration elections made by stockholders of Mariner Energy, Inc. concerning the form of consideration they wish to receive in connection with the acquisition of Mariner by Apache. Apache completed the acquisition on Nov. 10, 2010, after approval of the merger by Mariner’s stockholders.
     A total of 101.37 million shares of Mariner common stock were outstanding at the time of the merger. The results of election for the outstanding shares of Mariner common stock are as follows:
•	All-cash elections: Elections to receive 100 percent cash for each share of Mariner common stock were made with respect to 9,380,201 shares of Mariner common stock (approximately 9.3 percent of the outstanding shares of Mariner common stock);

•	All-stock elections: Elections to receive 100 percent of Apache common stock for each share of Mariner common stock were made with respect to 57,765,218 shares of Mariner common stock (approximately 57 percent of the outstanding shares of Mariner common stock);

•	Mixed Elections: Elections to receive a combination of cash and Apache common stock for each share of Mariner common stock were made with respect to 24,687,543 shares of Mariner common stock (approximately 24.4 percent of the outstanding shares of Mariner common stock); and

•	Non-Elections: No election was made with respect to 725 shares of Mariner common stock and no election form was returned for 9,539,317 shares of Mariner common stock (combined, approximately 9.4 percent of the outstanding shares of Mariner common stock). If no election was made or if no election form was returned, Mariner shares will be treated as mixed-election shares.
     Under the merger agreement, Mariner stockholders had the option to elect to receive consideration consisting of cash, shares of Apache common stock or a combination of both in exchange for their shares of Mariner common stock, subject to a proration feature. Mariner stockholders electing to receive a mix of cash and stock consideration and non-electing stockholders were entitled to receive $7.80 in cash and 0.17043 of a share of Apache common stock in exchange for each share of Mariner common stock. Subject to proration, Mariner stockholders electing to receive all cash were entitled to receive $26.00 in cash per Mariner share and Mariner stockholders electing to receive only Apache common stock were entitled to receive 0.24347 of a share of Apache common stock in exchange for each share of Mariner common stock.
     Based on the terms of the merger agreement, and the election results and proration feature:
•	Mariner stockholders who made valid elections to receive all cash consideration will receive, for each share subject to election, $26.00 in cash;

•	Since the Apache common stock consideration was oversubscribed, Mariner stockholders who made valid elections to receive all stock consideration will receive, for each share subject to election, approximately 81.4 percent of the merger consideration in common stock, or 0.198113 of a share of Apache common stock and $4.84 in cash; and

•	Mariner stockholders electing mixed cash and stock consideration, and stockholders who did not make an election, will receive, for each share subject to election, $7.80 in cash and 0.17043 of a share of Apache common stock.

     Pursuant to the merger agreement between Apache and Mariner, fractional shares of Apache common stock will not be issued. Mariner stockholders will receive cash in lieu of their fractional share interests in accordance with the terms of the merger agreement.
     Apache Corporation is an oil and gas exploration and production company with operations in the United States, Canada, Egypt, the United Kingdom North Sea, Australia and Argentina. Apache posts announcements, updates and investor information, in addition to all press releases, on its website, www.apachecorp.com.
Forward-Looking Statements
This news release contains certain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 including, without limitation, expectations, beliefs, plans and objectives regarding production and exploration activities. Any matters that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions, risks and uncertainties, including, without limitation, risks, uncertainties and other factors discussed in our most recently filed Annual Report on Form 10-K, recent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K available on our website, www.apachecorp.com, and in our other public filings and press releases. There is no assurance that Apache’s expectations will be realized, and actual results may differ materially from those expressed in the forward-looking statements. We assume no duty to update these statements as of any future date. However, readers should review carefully reports and documents that Apache files periodically with the Securities and Exchange Commission.